AGREEMENT FOR ADVERTISING SERVICES

Agreement for Advertising Services ("Agreement") between Schroepfer Wessels Jolesch LLC ("Agency") doing business under the name of SWJ and Qmotions, Inc. ("Client").

1. Appointment.

Client appoints Agency as Client's exclusive advertising agency in connection with the products and/or services of Client described in Schedule 1, attached hereto, for the Term (as defined in Section 4).

2. Scope of Advertising Services.

Agency will provide Client with the advertising services provided in Schedule 1, attached hereto. Should Client request Agency to perform additional services beyond what is provided in Schedule 1, Agency and Client will negotiate in good faith with respect to the terms, conditions, and compensation for such additional services. Any agreement for additional services will be set forth in a statement of work describing the service(s), compensation terms, schedule, deliverables, etc. (each a "Statement of Work") and considered an addendum to this Agreement.

3. Ownership.

All campaigns, trademarks, service marks, slogans, artwork, written materials, drawing, photographs, graphic materials, film, music, transcriptions, or other materials that are subject to copyright, trademark, patent or similar protection (collectively the "Work Product") produced by Agency are the property of the Client provided: (1) such Work Product is accepted during the Term in writing by the Client within twelve (12) months of being proposed by Agency, (2) Client pays all fees and costs associated with creating and, where applicable, producing such Work Product, and (3) Client is current with respect to all other outstanding accounts receivable at such time. Work Product that does not meet the three (3) foregoing conditions shall remain Agency's property except to the extent that any element of Work Product is already the property of Client prior to its incorporation into the Work Product by Agency.

Agency shall be responsible for obtaining the necessary contracts and releases with or from all third parties whose names, likenesses, testimonials, scripts or musical compositions and any other intellectual properties are used in Client's advertising, promotional, publicity or other materials prepared or produced by Agency under this Agreement, except where the Client undertakes to be responsible for obtaining same. In such circumstances, ownership of such licensed materials remains with the licensor and Client agrees that it will be bound by the terms of such licenses. Agency will inform Client of the terms and conditions of any such licenses to third party materials.

With regard to all trademarks, service marks, trade names, logos and slogans (the "Marks"), Client understands that it will be responsible for obtaining and reviewing comprehensive searches and for final clearance of the Marks before Agency uses same in any Work Product created or produced hereunder. Client will be solely responsible for any registration of the Marks, if it so chooses to register same.

Notwithstanding the foregoing, in no event shall Client have any title or right to any generic or business information, software, processes or procedures used, created or developed by Agency in the general conduct of its business, including, without limitation, databases of information and specialized database applications, software applications, computer programming and/or coding developed by or for Agency (other than any confidential, proprietary information, programs, databases or applications specifically provided by Client to Agency for use by Agency in the performance of services hereunder). Client understands that all such information, software, processes and procedures shall be the sole and exclusive property of Agency.

4. Term.

The term of this Agreement shall be from October 1, 2007, through December 31, 2007.

5. Compensation and Billing Procedure.

Agency will be compensated and Client will be billed as provided in Schedule 2, attached hereto.

6. Authorization.

Agency will obtain Client's authorization before making any substantial commitment on Client's behalf.

7. Confidentiality and Safeguard of Property.

Client and Agency respectively agree to keep in confidence and not to disclose or use for its own respective benefit, or for the benefit of any third party (except as may be required for the performance of services under this Agreement or as may be required by law), any information, documents or materials that are reasonably considered confidential regarding each other's proprietary information which includes, without limitation, products, business, customers, clients, suppliers, or methods of operation; provided, however, that such obligation of confidentiality will not extend to anything in the public domain (to the extent only in the public domain by virtue of any cause other than that of Client or Agency, as the case may be) or that was rightfully in the possession of either party prior to disclosure and such possession is not subject to an obligation of confidentiality and nondisclosure/non-use. Agency and Client will take reasonable precautions to safeguard property of the other entrusted to it, but in the

absence of negligence or willful disregard, as determined by a final judgment of a court of competent jurisdiction, neither Agency nor Client will be responsible for any loss or damage.

8. Indemnities.

Agency shall be responsible for obtaining the necessary contracts and releases with or from all parties whose names, likenesses, testimonials, scripts or musical compositions and any other intellectual properties are used in Client's advertising, promotional, publicity or other materials prepared or produced by Agency under this Agreement, except where the Client undertakes to be responsible for obtaining the same.

Agency shall indemnify and hold Client harmless from and against any and all losses, damages, liabilities, claims, suits, expenses and any other out-of-pocket costs (including reasonable attorneys' fees and expenses) Client may incur or be liable for as a result of any claim, suit or proceeding made or brought against Client based upon or arising out of Agency's failure to obtain the necessary contracts and releases with or from all parties whose names, likenesses, testimonials, scripts or musical compositions and other intellectual properties are used in Client's materials as provided for under this Agreement. The foregoing indemnification by Agency shall not apply where such claim, suit or proceeding arises out of matters as to which Agency has advised Client in writing of the risks involved and Client has agreed in writing to accept those risks.

Client shall indemnify and hold Agency harmless from and against any and all losses, damages, liabilities, claims, demands, suits, expenses and any other out-of-pocket costs (including reasonable attorneys' fees and expenses) which Agency may incur or be liable for arising out of (1) Client's undertaking of the responsibilities described in Section 3, paragraph 2 or Schedule 1 hereof; (2) any matter as to which Agency has advised in writing Client hereunder of the risks involved and Client has agreed in writing to accept those risks; (3) materials or information furnished by Client or where material created by Agency is substantially changed by Client (as used herein "materials furnished by Client" shall include information, data and third party licenses obtained by Agency from Client to substantiate claims made in advertising); or (4) any claim, suit or proceeding made or brought against Client and/or Agency based upon or arising out of allegations that: (i) any descriptions or depictions of, or representations regarding Client and/or Client's organization, products, services, industry or competitors in any materials created, prepared, produced or placed by Agency are false, deceptive, misleading, unsubstantiated or otherwise inaccurate or improper to the extent only that Client did not rely on Agency's expertise in making said descriptions, depictions or representations; (ii) Client's products or services are defective, injurious, or harmful (including, without limitation, any claim for bodily injury or death); or (iii) the manufacture, sale, distribution or use of any of Client's products or services violates the rights of any third parties or that the advertising,

publicity or promotion of Client's products or services encourages or induces the violation of the rights of any third parties.

The indemnifying parties' respective obligations under this Section include payment by the given indemnifying party to the indemnified party of all time charges and expenses (including reasonable attorneys' fees) incurred by the indemnified party in connection with any subpoena, discovery demand or other directive having the force of law or governmental inquiry, served upon such indemnified party or any of its affiliates that relates to the indemnifying party, its business or its industry that arises out of any litigation, proceedings or investigations involving the indemnifying party.

9. Commitment to Third Parties.

In purchasing materials or services on Client's behalf, Agency will be acting as Client's agent. Once Client has paid Agency for third party provider's invoices, Agency shall bear the responsibility to make payment to the third party provider and Agency shall indemnify and hold harmless Client from Agency's failure to do so. Otherwise, in those instances where Client has not paid Agency for third party provider's invoices, Client shall bear the responsibility to make payment to the third party provider and Client shall indemnify and hold harmless Agency from Client's failure to do so.

All purchases of media, production costs, and engagement of talent will be subject to Client's prior approval. Client reserves the right to cancel any such authorization whereupon Agency will take all appropriate steps to effect such cancellation, provided that Client agrees to be liable for all related costs so incurred, and will hold Agency harmless with respect to any costs incurred by Agency as a result.

10. Amendments.

Any amendments to this Agreement must be in writing signed by Agency and Client.

11. Notices.

All notices given under this Agreement shall be in writing and sent to an appropriate representative of the recipient at the addresses specified below. Notices will be effective one business day after sending if by fax or certified mail, or immediately upon receipt if by personal delivery.

For Agency:

Mr. Bruce Jolesch
President
Schroepfer Wessels Jolesch LLC
2800 North Dallas Parkway
Suite 300

Plano, TX 75093

With a copy to:

Euro RSCG
350 Hudson St.
New York, NY 10014
Attention: General Counsel

For Client:

Mr. Amro A. Albanna
Founder & CEO
Qmotions, Inc.
Physical Address: 871 Marlborough Avenue, Riverside, CA 92507
Mailing Address: P.O. Box 5019, Riverside, CA 92517

With a copy to:

Dr. Dale L. Hutchins
President
Qmotions, Inc.
645 Solomons Island Road North, Suite 400
Prince Frederick, MD 20678

Mr. John Marshall
Vice President, Sales & Marketing
Qmotions, Inc.
Physical Address: 871 Marlborough Avenue, Riverside, CA 92507
Mailing Address: P.O. Box 5019, Riverside, CA 92517

Best Best & Krieger LLP
3750 University Avenue, Suite 400
Riverside, CA 92503
Attn: George M. Reyes, Esq.
Fax: (951) 686-3083

12. Attorneys' Fees and Costs.

In the event of any dispute arising out of or relating to this Agreement, including, without limitation, any arbitration or legal action to enforce or interpret this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party or parties, all reasonable costs and expenses, including attorneys' fees incurred in connection with the action or proceeding. For the purposes of this provision,

"attorneys' fees and costs" shall include reasonable attorneys' fees, reasonable paralegal services fees, expert witness fees, copy and delivery costs.

13. Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the City of Riverside, Riverside County, California, for any and all actions or proceedings arising under or in any way regarding this Agreement.

14. Counterparts; Facsimile Signatures.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which taken together shall be deemed one and the same instrument. In the execution of this Agreement and delivery of signatures, facsimile and .pdf signatures will be treated in all respects as having the same effect as original signatures.

IN WITNESS WHEREOF, Agency and Client have executed this Agreement.

Schroepfer Wessels Jolesch LLC

By: ______________________

Name: Bruce W. Jolesch
Title: President

Qmotions, Inc.

By: ______________________

Name: Amro A. Albanna
Title: Founder & CEO
Date: 10-17-__________, 2007

Schedule 1

Commencement Date and Scope of Services

I. Effective Date: As of the date Client executes this Agreement

II. Scope of Services:
Agency will plan and implement tasks related to launching Qmotions XBoard at Radio Shack during 4th quarter 2007. Tasks will include but are not limited to:

- Research and Insights
- Planning and buying of media
- Planning and development of advertising
- Planning and development of sales promotion program
- Program analysis

Schedule 2

Compensation and Billing Procedures

I. Compensation

A. Monthly Compensation & Media Commissions

Agency shall bill and Client will pay a retainer fee of $15,000 per month for October, November, and December of 2007. The October retainer fee shall be due and payable upon the signing of the Agreement, and must be received by Agency prior to the commencement of any work hereunder. Thereafter, each monthly retainer fee shall be due and payable by Client on or before the last day of the month prior to the month to which the fee pertains (i.e., November monthly retainer would be due on or before October 31). Client hereby guarantees the payment of the monthly retainers through December 2007.

B. Print Production Costs

On print production, artwork, engravings, type compositions and any and all art and mechanical expenses incurred by Agency, pursuant to Client's written authorization, Agency shall invoice Client the net amount plus a commission of 15% which is equivalent to a mark-up of 17.65% of such costs. All related vendor costs shall be pre-billed by Agency and paid by Client prior to the commencement of work based on approved and/or signed estimates. In the event of any differences between estimated and actual costs as ultimately invoiced by vendor, either an incremental amount shall be billed by Agency to Client, or the difference shall be credited or refunded by Agency to Client.

C. Media-Related and Broadcast Production Costs

Client will be billed the net amount of any Client approved outside costs for all media-related and broadcast production costs plus a commission of 15% which is equivalent to a mark-up of 17.65% of such costs. All related vendor costs shall be pre-billed by Agency and paid by Client prior to the commencement of work based on approved and/or signed estimates. In the event of any differences between estimated and actual costs as ultimately invoiced by vendor (including the effect of any related commissions), either an incremental amount shall be billed by Agency to Client, or the difference shall be credited or refunded by Agency to Client.

With respect to the engagement of talent, Agency shall bill Client the authorized engagement rate, plus any taxes, insurance, pension and health fund contributions, etc. applicable thereto plus a commission of 15% which is equivalent to a mark-up of 17.65% of such costs.. All related vendor costs shall be pre-billed by

Agency and paid by Client prior to the commencement of work based on approved and/or signed estimates. In the event of any differences between estimated and actual costs as ultimately invoiced by vendor (including the effect of any related commissions), either an incremental amount shall be billed by Agency to Client, or the difference shall be credited or refunded by Agency to Client.

Client agrees to reimburse Agency for such cash outlays as Agency may reasonably incur, such as forwarding and mailing, delivery, in connection with services rendered in relation to Client's account; provided, however, that any such cash outlays in excess of $500 shall be approved in writing by Client prior to being incurred by Agency.

D. Research

All primary research conducted and/or managed by Agency will be estimated in advance and approved in writing by Client. Client will be billed the net amount of any Client approved outside costs for all research-related costs plus a commission of 15% which is equivalent to a mark-up of 17.65% of such costs. All related vendor costs shall be pre-billed by Agency and paid by Client prior to the commencement of work based on approved and/or signed estimates. In the event of any differences between estimated and actual costs as ultimately invoiced by vendor (including the effect on any related commissions), either an incremental amount shall be billed by Agency to Client, or the difference shall be credited or refunded by Agency to Client.

E. Travel Expenses

Client will pay Agency's travel expenses (without commission), including transportation, meals, hotel and other travel related expenses incurred by Agency creative and production personnel in connection with the production of Client's advertising materials so long as such travel expenses are approved in advance in writing by Client.

F. Other Expenses

Client shall pay Agency for any other out-of-pocket expenses (including, without limitation, legal costs, research and focus groups) incurred by Agency on Client's behalf; provided, however, that any such out-of-pocket expenses in excess of $500 shall be approved in writing by Client prior to being incurred by Agency.

Client shall pay for all sales, use, value added, GST and other similar taxes payable with respect to the services provided and expenses incurred in connection with this Agreement.

II. Billing and Payment Procedures

A. Except as otherwise provided for herein, Agency will invoice Client for all out-of-pocket expenses (including media and production costs) sufficiently in advance of the due date to permit payment by Client to Agency in order to take advantage of all available cash discount or rebates, or make payment for Client within media or vendor terms. Agency's media billings to Client are payable by Client within ten (10) days of the date of the invoice and in any event, prior to the date on which Agency must make payments on Client's behalf. Agency will give Client the benefit of any cash discounts allowed by media and any volume discounts solely and directly attributable to Client, provided Client pays Agency by the due dates indicated on Agency's invoices and provided further, that there are no overdue amounts payable by Client to Agency.

B. Upon Client's approval of a Statement of Work, Agency shall invoice Client for charges under this Agreement and Client agrees to such charges within the relevant timeframe(s) specified on the invoice.

C. Billing adjustments for differences between estimated charges previously billed and charges actually incurred will be made upon completion of each job or project unless otherwise provided in the Statement of Work or Change Estimate.

D. Client agrees to make timely payment of Agency's invoices by the due dates indicated thereon which shall be no more than thirty (30) days after the date of the invoice. Agency shall charge Client interest at the rate quoted by JPM Chase N.A. to its most creditworthy customers plus three percent (3%) on all amounts not paid by Client by the date on which payment is due. Interest will be payable on the daily outstanding balance, compounded on a monthly basis. In addition, should Client fail to pay any amount within thirty (30) days of the due date, Agency may cease providing services until Client pays all amounts due.